Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Angie McCabe

818.676.8692

angeline.c.mccabe@healthnet.com

HEALTH NET REPORTS AN 18.5 PERCENT INCREASE IN

FIRST QUARTER 2007 EARNINGS PER SHARE

NET INCOME IS $88.6 MILLION, OR $0.77 PER DILUTED SHARE

LOS ANGELES, April 30, 2007 – Health Net, Inc. (NYSE:HNT) today announced that 2007 first quarter net income was $88.6 million, or $0.77 per diluted share. Net income for the first quarter of 2006 was $76.6 million, or $0.65 per diluted share.

Following are key highlights for the first quarter of 2007:

•	Pretax margin of 4.2 percent, a 30 basis point improvement compared to the first quarter of 2006;
•	Commercial gross margin per member per month (PMPM) increased 5.1 percent compared to the first quarter of 2006;
•	Medicare Advantage membership grew by 33,000 members, or 17.4 percent, compared to the first quarter of 2006;
•

Membership in the company’s individual, small group and mid-market accounts increased by 3.3 percent in the first quarter of 2007 compared to the first quarter of 2006, despite a commercial and administrative services only (ASO) enrollment decrease of 3.7 percent over the same period;

•	The administrative expense ratio of 10.7 percent improved 80 basis points from the first quarter of 2006 and 100 basis points from the fourth quarter of 2006;
•	The company completed the sale of its Shelton, Conn. campus effective March 29, 2007, and received net proceeds of $83.9 million in cash;
•	The company entered into an agreement with The Guardian Life Insurance Company of America to purchase The Guardian’s 50 percent interest in the Healthcare Solutions joint venture;
•

Health Net’s behavioral health care subsidiary, MHN, was awarded a five-year, $50 million contract to administer and monitor the Military and Family Life Counseling program for military service members and their families; and

•

The company repurchased 1.0 million shares during the first quarter, bringing its total share repurchases to nearly 6.5 million shares since it resumed repurchases under its stock repurchase program in November 2006. The company has approximately $178 million in remaining repurchase authority.

Membership

Total health plan enrollment during the first quarter of 2007 declined by nearly 74,000 members, or 2.2 percent, to 3.3 million members compared to the same period in 2006, and by 78,000 members, or 2.3 percent, sequentially. Most of the decline in membership occurred in the commercial large group segment.

“As expected, total health plan enrollment declined in the first quarter of 2007, driven mainly by lapses in unprofitable, large group accounts,” said Jay Gellert, Health Net’s chief executive officer.

Commercial enrollment, including both at-risk and ASO membership, declined by approximately 87,000 members, or 3.7 percent, to approximately 2.3 million members in the first quarter of 2007 compared to both the first and fourth quarters of 2006, which were at approximately 2.4 million members.

Health Net is the fifth largest Medicare contractor in the United States based on enrollment with approximately 223,000 members in its Medicare Advantage plans at the end of the first quarter of 2007. This reflects an increase of 33,000 members, or 17.4 percent, since the end of the first quarter of 2006, and an increase of 24,000 members, or 12.1 percent, since the end of the fourth quarter of 2006. Membership in the company’s Medicare Part D plans at the end of the first quarter of 2007 was 341,000, an increase of 86,000 members, or 33.7 percent, from the end of the first quarter of 2006. Since the end of the fourth quarter of 2006, Medicare Part D membership increased by 41,000 members, or 13.7 percent.

State Health Plan enrollment at the end of the first quarter of 2007 was 825,000 members, a decline of 20,000 members since the end of the first quarter of 2006 and 15,000 members since the end of the fourth quarter of 2006.

Revenues and Health Care Costs

Health Net’s total revenues increased 7.6 percent in the first quarter of 2007 to $3.4 billion from $3.2 billion in the first quarter of 2006. Health plan services premium revenues increased 10.0 percent to $2.8 billion in the first quarter of 2007 compared to $2.5 billion in the first quarter of 2006.

Health Net’s Government contracts revenues decreased 2.7 percent in the first quarter of 2007 to $608 million from $625 million in the first quarter of 2006. “The decrease in revenues was driven by the government assuming payment responsibility for health care expenditures for active duty personnel in the civilian sector as of the third quarter of 2006 and by improved Option Period 3 health care costs,” said Jim Woys, Health Net’s interim chief financial officer.

The health plan medical care ratio (MCR) was 84.3 percent in the first quarter of 2007 compared to 83.4 percent in the first quarter of 2006. This expected increase was driven by a higher Medicare Advantage MCR of 86.4 percent, compared to 84.0 percent in the first quarter of 2006, and an increase in the Medicaid MCR, which was 120 basis points higher than the first quarter of 2006.

The commercial MCR in the first quarter of 2007 was 83.2 percent, up 20 basis points compared to the first quarter of 2006.

The commercial premium yield increased 6.2 percent in the first quarter of 2007 compared to the first quarter of 2006. Commercial health care costs rose by 6.4 percent on a PMPM basis in the first quarter of 2007 compared to the first quarter of 2006.

“The business we renewed in first quarter of 2007 experienced a yield increase in excess of 8 percent. The quarter-over-quarter comparison in the yield of 6.2 percent was impacted by two factors. First, lower cost, new business replaced higher cost, terminated business. Second, the first quarter of 2007 includes the impact of the company’s Universal Care acquisition, which closed on March 31, 2006,” said Gellert. “We expect to see a continuation of lower cost business replacing higher cost business throughout the year. For 2007, we expect the premium yield to be approximately 7.0 percent, and health care costs to be 30 to 50 basis points below yield,” said Gellert.

The Government contracts cost ratio was 93.3 percent in the first quarter of 2007, representing a 200 basis point improvement compared with the first quarter of 2006. “We continue to see improvement in the Government contracts ratio due to both our strong partnership and ongoing care coordination with the Department of Defense and the Military Health System and our continuous efforts in cost and quality management. Through our partnership, we are in a position to assist the Military Health System in the delivery of health care services for our men and women in uniform and their families,” said Woys.

Administrative Expenses

In the first quarter of 2007, total general, administrative and depreciation expenses increased by $5.8 million to $297.8 million compared to $292.0 million in the first quarter of 2006. “The administrative expense ratio improved 80 basis points compared to the first quarter of 2006 as we continue to focus on expense management,” said Woys.

Health Net’s selling expenses of $69.1 million in the first quarter of 2007 increased by $12.6 million compared to the first quarter of 2006. “Consistent with our strategy of growing the individual, small and mid-market segments and partnering with the agents and brokers who sell our products, our commercial new sales increased 20 percent in the first quarter of 2007 compared to the first quarter of 2006,” said Gellert. “As a result, our selling ratio of 2.5 percent increased 30 basis points compared to the first quarter of 2006.”

Balance Sheet

Cash and investments as of March 31, 2007 were $2.3 billion compared with $2.1 billion as of December 31, 2006.

Reserves for claims and other settlements increased by $49.2 million to $1.1 billion at March 31, 2007, from $1.05 billion at December 31, 2006.

Days claims payable (DCP), including provider settlements, capitation payments and Medicare Part D expenses, declined by 2.0 days to 41.3 days in the first quarter of 2007, compared to 43.3 days in the first quarter of 2006. DCP decreased by 3.5 days compared to the fourth quarter of 2006, primarily as a result of inventory pay down during the first quarter of 2007 on the claims backlog that developed at the end of the fourth quarter of 2006.

Excluding provider settlements, capitation payments and Medicare Part D, DCP declined by 4.8 days to 54.4 days at March 31, 2007, from 59.2 days at December 31, 2006, and by 3.8 days compared with 58.2 days at March 31, 2006 (see footnote (a) in the Notes to Condensed Consolidated Financial Statements in the accompanying tables).

The company’s debt-to-total capital ratio was 17.9 percent as of March 31, 2007 compared to 21.9 percent as of December 31, 2006 and 18.5 percent on March 31, 2006. “Strong cash flow during the first quarter of 2007 allowed us to further reduce debt by $94 million sequentially,” said Woys.

Due to the redemption of the company’s Senior Notes in the third quarter of 2006, interest expense decreased by $2.7 million in the first quarter of 2007 compared to the first quarter of 2006.

On March 29, 2007, Health Net completed the sale of its commercial campus in Shelton, Conn., and entered into a 10-year operating leaseback agreement. In connection with the sale, the company received net proceeds of $83.9 million in cash and recorded a deferred gain of $60.9 million, which will be amortized over the term of the lease.

Cash Flow

Operating cash flow was $344 million in the first quarter of 2007, which included an extra payment of $245 million from the Centers for Medicare & Medicaid (CMS), compared to operating cash flow of $222 million in the first quarter of 2006, which included an extra CMS payment of $169 million. “Excluding the extra CMS payment, operating cash flow was approximately $99 million in the first quarter of 2007, which is greater than net income plus depreciation and amortization of $96 million. We continue to expect that operating cash flow will be greater than net income plus depreciation and amortization for the full year 2007,” said Woys.

Outlook

Health Net expects earnings per diluted share of $0.79 in the second quarter of 2007 and $3.65 for the full year 2007.

Conference Call

As previously announced, Health Net will discuss the company’s first quarter results during a conference call scheduled on Monday, April 30, 2007, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 800.811.8824, code 4090549. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from April 30, 2007 through May 4, 2007, by dialing 888.203.1112, code 4090549. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of

1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
REVENUES:
Health plan services premiums	$2,524,374	$2,599,079	$2,622,065	$2,619,222	$2,777,259
Government contracts	624,637	626,957	578,514	545,906	607,995
Net investment income	23,359	26,256	33,198	28,229	31,364
Administrative services fees and other income	14,260	13,830	13,648	14,816	12,294

Total revenues	3,186,630	3,266,122	3,247,425	3,208,173	3,428,912

EXPENSES:
Health plan services	2,105,214	2,181,975	2,174,191	2,139,063	2,341,074
Government contracts	595,126	590,117	538,215	511,077	567,099
General and administrative	287,253	288,670	287,463	301,927	291,285
Selling	56,538	59,630	62,783	66,353	69,129
Depreciation	4,753	4,950	5,622	6,216	6,541
Amortization	591	1,275	1,092	1,092	1,092
Interest	12,226	13,449	15,411	10,093	9,560

	3,061,701	3,140,066	3,084,777	3,035,821	3,285,780
Litigation and severance costs	—	—	—	37,093	—
Debt refinancing	—	—	70,095	—	—

Total expenses	3,061,701	3,140,066	3,154,872	3,072,914	3,285,780

Income from operations before income taxes	124,929	126,056	92,553	135,259	143,132
Income tax provision	48,336	49,023	1,651	50,474	54,547

Net income	$76,593	$77,033	$90,902	$84,785	$88,585

Basic earnings per share	$0.67	$0.67	$0.78	$0.74	$0.79

Diluted earnings per share	$0.65	$0.65	$0.76	$0.72	$0.77

Weighted average shares outstanding:
Basic	114,594	115,213	115,867	114,841	111,970
Diluted	118,398	118,305	118,830	117,707	114,759

Pretax margin (Income from operations before income taxes / Total revenues)	3.9%	3.9%	2.9%	4.2%	4.2%
Health plan services MCR	83.4%	84.0%	82.9%	81.7%	84.3%
Government contracts cost ratio	95.3%	94.1%	93.0%	93.6%	93.3%
Administrative ratio ((G&A+Dep) / (HP serv prem + admin serv fees and other income))	11.5%	11.2%	11.1%	11.7%	10.7%
Selling costs ratio (Selling costs / HP serv prem)	2.2%	2.3%	2.4%	2.5%	2.5%
Days claims payable (a)	43.3	40.9	42.5	44.8	41.3
Days claims payable - adjusted (a)	58.2	52.9	55.2	59.2	54.4
Effective tax rate	38.7%	38.9%	1.8%	37.3%	38.1%
Health plan services premiums PMPM	$244.78	$241.75	$244.49	$243.82	$259.35
Health plan services costs PMPM	$204.14	$202.95	$202.73	$199.12	$218.62

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$870,224	$825,925	$825,369	$704,806	$949,171
Investments - available for sale	1,356,386	1,382,583	1,399,478	1,416,038	1,393,161
Premiums receivable, net	163,237	214,173	235,267	302,355	234,795
Amounts receivable under government contracts	152,365	150,393	152,731	199,569	190,259
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	295,800	318,827	299,878	272,961	291,862
Other receivables	84,414	116,258	101,161	106,135	196,029
Deferred taxes	99,866	57,141	33,379	54,702	72,107
Restricted assets for senior notes redemption	—	499,557	—	—	—
Other assets	147,600	159,662	138,850	161,280	175,270

Total current assets	3,169,892	3,724,519	3,186,113	3,217,846	3,502,654

Property and equipment, net	136,727	144,436	155,395	151,184	157,464
Goodwill, net	751,949	751,949	751,949	751,949	751,949
Other intangible assets, net	47,062	45,532	44,183	42,835	41,486
Deferred taxes	46,560	48,574	51,557	33,137	90,953
Other noncurrent assets	137,645	132,186	101,719	100,071	182,158

Total Assets	$4,289,835	$4,847,196	$4,290,916	$4,297,022	$4,726,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$986,117	$975,383	$1,035,374	$1,048,796	$1,097,953
Health care and other costs payable under government contracts	62,937	61,324	41,045	52,384	41,952
IBNR health care costs payable under TRICARE North contract	295,800	318,827	299,878	272,961	291,862
Unearned premiums	324,063	338,611	140,939	164,099	402,613
Bridge loan	—	200,000	200,000	200,000	—
Senior notes payable	—	376,052	—	—	—
Accounts payable and other liabilities	434,605	389,130	256,096	371,263	378,233

Total current liabilities	2,103,522	2,659,327	1,973,332	2,109,503	2,212,613
Senior notes payable	379,983	—	—	—	—
Revolver payable and other financing arrangement	—	300,000	300,000	300,000	406,000
Other noncurrent liabilities	129,507	108,222	106,897	108,554	245,477

Total Liabilities	2,613,012	3,067,549	2,380,229	2,518,057	2,864,090

Stockholders’ Equity
Common stock and additional paid-in capital	932,254	967,265	992,497	1,028,018	1,077,210
Treasury common stock, at cost	(636,252)	(640,623)	(640,623)	(891,294)	(947,187)
Retained earnings	1,400,758	1,477,791	1,568,693	1,653,478	1,743,985
Accumulated other comprehensive loss	(19,937)	(24,786)	(9,880)	(11,237)	(11,434)

Total Stockholders’ Equity	1,676,823	1,779,647	1,910,687	1,778,965	1,862,574

Total Liabilities and Stockholders’ Equity	$4,289,835	$4,847,196	$4,290,916	$4,297,022	$4,726,664

Debt-to-Total Capital Ratio	18.5%	33.0%	20.7%	21.9%	17.9%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,593	$77,033	$90,902	$84,785	$88,585
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	5,344	6,225	6,714	7,308	7,633
Debt refinancing charge	—	—	70,095	—	—
Share-based compensation expense	4,435	5,195	5,191	5,294	5,240
Other changes	4,349	4,007	3,685	1,583	(1,510)
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	186,259	(36,388)	(218,766)	80,802	181,344
Other receivables, deferred taxes and other assets	(41,899)	(107)	46,574	(131,634)	(16,980)
Amounts receivable/payable under government contracts	(29,168)	359	(22,617)	(35,499)	(1,122)
Reserves for claims and other settlements	(54,055)	(10,734)	59,991	13,422	49,157
Accounts payable and other liabilities	70,191	(63,055)	(107,593)	121,409	31,680

Net cash provided by (used in) operating activities (b)	222,049	(17,465)	(65,824)	147,470	344,027

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	228,995	44,374	47,397	144,021	383,857
Maturities of investments	15,770	30,248	29,683	37,424	60,004
Purchases of investments	(252,973)	(110,683)	(71,344)	(200,611)	(419,172)
Proceeds from sale of property and equipment	—	—	4,242	—	83,870
Purchases of property and equipment	(15,730)	(12,679)	(20,420)	(23,978)	(19,629)
Net cash paid for acquisition of business	(73,100)	(494)	(405)	—	—
Restricted assets related to the Guardian transaction	—	—	—	—	(69,780)
Sales and purchases of restricted investments and other	(9,027)	(496,943)	523,336	(1,982)	(9,970)

Net cash (used in) provided by investing activities	(106,065)	(546,177)	512,489	(45,126)	9,180

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	10,380	20,895	15,136	23,883	30,652
Repurchases of common stock	(1,724)	(1,107)	—	(250,671)	(55,893)
Excess tax benefits from share-based compensation	3,099	2,221	2,688	3,881	10,399
Borrowings under revolver and other financing arrangement	—	497,334	—	—	106,000
Repayment of borrowings and interest rate swap settlement	—	—	(465,045)	—	(200,000)

Net cash provided by (used in) financing activities (b)	11,755	519,343	(447,221)	(222,907)	(108,842)

Net increase (decrease) in cash and cash equivalents	127,739	(44,299)	(556)	(120,563)	244,365

Cash and cash equivalents, beginning of period	742,485	870,224	825,925	825,369	704,806

Cash and cash equivalents, end of period	$870,224	$825,925	$825,369	$704,806	$949,171

Health Net, Inc.

Notes to Condensed Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007
	(Dollars in millions)
Reserve for Claims and Other Settlements	$986.1	$975.4	$1,035.4	$1,048.8	$1,098.0
Less: Capitation Payable, Provider Settlements and Medicare Part D	(120.5)	(110.3)	(100.5)	(85.3)	(101.1)

Adjusted Reserve for Claims and Other Settlements	865.6	865.1	934.9	963.5	996.9

(1) Average Reserve for Claims and Other Settlements	1,013.2	980.8	1,005.4	1,042.1	1,073.4

(2) Average Adjusted Reserve for Claims and Other Settlements	905.2	865.4	900.0	949.2	980.2

(3) Health Plan Services Cost	2,105.2	2,182.0	2,174.2	2,139.1	2,341.1
Less: Capitation Payments, Provider Settlements and Medicare Part D	(705.9)	(692.6)	(674.1)	(662.8)	(720.9)

(4) Adjusted Health Plan Services Cost	1,399.3	1,489.4	1,500.1	1,476.3	1,620.2

(5) Number of Days in Period	90	91	92	92	90

= (1) / (3) * (5) Days Claims Payable	43.3	40.9	42.5	44.8	41.3
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	58.2	52.9	55.2	59.2	54.4

(b)	2006 operating cash flow amounts reflect reclassification of Medicare Part D net deposits from financing cash flow to conform to 2007 presentation.

HEALTH NET, INC.

Medical Covered Lives at March 31, 2007

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	3/07	12/06	3/06	3/07	12/06	3/06	3/07	12/06	3/06	3/07	12/06	3/06	3/07	12/06	3/06
Arizona	78	75	71	52	50	47	130	125	118	—	—	—	130	125	118
California	1,009	1,064	1,055	413	419	422	1,422	1,483	1,477	5	6	6	1,427	1,489	1,483
Connecticut	143	153	161	29	30	28	172	183	189	57	67	70	229	250	259
New Jersey	36	44	47	61	59	63	97	103	110	19	19	20	116	122	130
New York	116	122	117	109	102	98	225	224	215	15	17	17	240	241	232
Oregon	96	96	101	35	37	37	131	133	138	—	—	—	131	133	138

Total	1,478	1,554	1,552	699	697	695	2,177	2,251	2,247	96	109	113	2,273	2,360	2,360

Year over Year		(5)%			1%			(3)%			(15)%			(4)%

Sequential		(5)%			0%			(3)%			(12)%			(4)%

	Medicare Advantage			Medicaid			Health Plan Total
	3/07	12/06	3/06	3/07	12/06	3/06	3/07	12/06	3/06
Arizona	45	35	33	—	—	—	175	160	151
California	108	104	103	694	710	713	2,229	2,303	2,299
Connecticut	40	34	29	85	84	87	354	368	375
New Jersey	—	—	—	46	46	45	162	168	175
New York	8	6	7	—	—	—	248	247	239
Oregon	20	20	18	—	—	—	151	153	156
Other States	2	—	—	—	—	—	2	—	—

Total	223	199	190	825	840	845	3,321	3,399	3,395

Year over Year		17%			(2)%			(2)%

Sequential		12%			(2)%			(2)%

	3/07	12/06	3/06
Medicare PDP (Stand-Alone)	341	300	255

	3/07	12/06	3/06
TRICARE

North Contract **	2,930	2,930	2,941

*	Commercial Large Group includes Medicare Supplement
**	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	Q1 2007	Year 2006	Year 2005
Reserve for claims (a), beginning of period	$754.2	$768.7	$794.6

Incurred claims related to:
Current Year	1,405.9	5,222.0	5,130.4
Prior Years (c)	(26.5)	(77.3)	(114.5)

Total Incurred (b)	1,379.4	5,144.7	5,015.9

Paid claims related to:
Current Year	784.2	4,485.7	4,401.3
Prior Years	587.2	673.5	640.5

Total Paid (b)	1,371.4	5,159.2	5,041.8

Reserve for claims (a), end of period	762.2	754.2	768.7
Add:
Claims Payable	225.3	203.9	177.2
Other (d)	110.5	90.7	94.3

Reserves for claims and other settlements, end of period	$1,098.0	$1,048.8	$1,040.2

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.